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                                                                       EXHIBIT 8


                             HOGAN & HARTSON L.L.P.
                                COLUMBIA SQUARE
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C. 20004-1109
                               TEL (202) 637-5600
                               FAX (202) 637-5910



                                  May 12, 1997


Members of the Board of Directors
AMISYS Managed Care Systems, Inc.
30 West Gude Drive, Fifth Floor
Rockville, Maryland 20850

Dear Board Members:


    You have requested that we render to you our opinion with respect to certain Federal income tax consequences of the proposed transaction in which AMISYS Managed Care Systems, Inc. (the "Acquired Company"), a Delaware Corporation, will be merged with and into HBO & Company of Georgia ("Purchaser"), a Delaware corporation wholly owned by HBO & Company ("Parent"), a Delaware corporation.


    In connection with the preparation of this opinion, we have examined and relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement of Merger dated as of February 10, 1997, by and among Parent, Purchaser, and the Acquired Company (the "Agreement"); (2) representations and certifications made to us by Parent and Purchaser (attached hereto as EXHIBIT A); (3) representations and certifications made to us by the Acquired Company and holders of five percent (5%) or more of the Acquired Company stock (attached hereto as EXHIBITS B and C); (4) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement"); (5) such other instruments and documents related to the formation, organization and operation of Parent, Purchaser and the Acquired Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition we have reviewed the form of the opinion of counsel, received by Parent from Parent's counsel with respect to the tax consequences of the proposed transaction (the "Jones, Day Tax Opinion").(1)

                            THE PROPOSED TRANSACTION

    Based solely upon our review of the documents set forth above, and upon such information as Parent, Purchaser and the Acquired Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

    Parent is a Delaware corporation and is the owner of all of the outstanding stock of Purchaser, a Delaware corporation. Parent develops integrated patient care, clinical, financial and strategic management software solutions for the healthcare industry. Parent also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements. In addition, Parent offers a wide range of electronic commerce services, including electronic medial claims and remittance advice services as well as statement processing.

------------------------

(1) All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").
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The Acquired Company
May 12, 1997
Page 2


    The Acquired Company is Delaware corporation. The Acquired Company develops, markets and supports managed healthcare information systems for payors and providers who offer managed care products and services.

    Because it is believed that the businesses of Parent and Acquired Company would be complementary, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, the Acquired Company merge with and into Purchaser (the "Merger"). The Acquired Company's separate corporate existence will cease and Purchaser will be the surviving corporation. As the surviving corporation, Purchaser will succeed to all of the assets and liabilities of the Acquired Company under Delaware corporate law.


    By virtue of the Merger, each share of the Acquired Company Stock issued and outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into the right to receive .35 shares (the "Exchange Ratio") of Parent Stock, less the amount of any fractional shares paid in cash. Certificates or scrip for fractions of shares of Parent Stock will not be issued. In lieu of a fraction of a share of Parent Stock, Parent will pay the value of such fractional shares in cash, without interest, at a pro rata amount based on the Market Value.


                        ASSUMPTIONS AND REPRESENTATIONS

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

    1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and that all copies are accurate and that all signatures thereof are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

    2.  The Merger will be effective under the applicable state law.

    3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

    4. The Jones, Day Tax Opinion has been concurrently delivered and is not at any time hereafter withdrawn.

                    OPINION--FEDERAL INCOME TAX CONSEQUENCES

    Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the following will result:

    (a) The Merger will qualify as a reorganization under the provisions of sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

    (b) No gain or loss will be recognized to the Acquired Company stockholders on the exchange of their Acquired Company Stock solely for Parent Stock (section 354(a)(1)).

    (c) The payment of cash to an Acquired Company stockholder in lieu of fractional share interests of Parent Stock will be treated for Federal income tax purposes as if the fractional shares were distributed as part of the exchange and then redeemed by Parent. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).
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The Acquired Company
May 12, 1997
Page 3



    (d) The basis of the Parent Stock to be received by the stockholders of the Acquired Company will be the same as the basis of the Acquired Company Stock to be surrendered in exchange therefor (section 358(a)(1)).


    (e) The holding period of the Parent Stock received by the stockholders of the Acquired Company will include the period during which Acquired Company Stock surrendered was held, provided the Acquired Company Stock surrendered was held as a capital asset by the stockholders of Acquired Company on the date of the exchange (section 1223(1)).


    Our opinion is intended to address only the tax consequences to the Acquired Company stockholders of the Merger, and is not intended to address (nor may it be relied upon for) the tax consequences to Parent, Purchaser or the Acquired Company of the Merger. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction" and the Agreement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. Further, our opinion is based upon the Code and the relevant regulations and interpretations and judicial precedents as of the date hereof. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretations of the law or regulations, our opinion may become inapplicable. We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.



                                          Sincerely yours,
                                          /s/ HOGAN & HARTSON L.L.P.
                                          Hogan & Hartson L.L.P.